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                                                                   Exhibit 23(h)

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

April 13, 1999

Board of Directors
GTE Corporation
One Stamford Forum
Stamford, CT 06904

Re: Registration Statement of Bell Atlantic Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter dated July 27, 1998 with respect to fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.05 per share (the "Shares"), of GTE Corporation ("GTE") of the exchange ratio of 1.22 shares of common stock, par value $0.10 per share, of Bell Atlantic Corporation ("Bell Atlantic") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of July 27, 1998 between Bell Atlantic and GTE.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of GTE in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that GTE has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Merger Information Summary--Opinions of Financial Advisors", "The Merger Transaction--Background of the Merger", "The Merger Transaction--Reasons for the Merger; Recommendations of the Boards" and "The Merger Transaction--Opinions of GTE's Financial Advisors" and to the inclusion of the foregoing opinion in the joint proxy statement and prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)